Exhibit 99.1

Duraswitch Announces Results for Three and Six Months Ended June 30, 2004

Profitability Achieved With First Delphi Exclusive Minimum Payment

        PHOENIX, Aug. 5 /PRNewswire-FirstCall/ — Duraswitch (Nasdaq: DSWT), a developer and licensor of electronic switch technologies, today announced financial results for the three and six months ended June 30, 2004.

        Duraswitch reported net income of $446,000, or $0.05 per share, for the second quarter of 2004, compared to a net loss of $821,000, or $0.09 per share, for the second quarter of 2003. Revenue for the second quarter of 2004 was $1.18 million, generating gross profit of $1.13 million. Revenue for the quarter included $1 million cash payment from Delphi Corp. related to the first payment of minimum guaranteed royalty commitments in Delphi’s exclusive license agreement for the automotive industry. The agreement has an additional $11 million in guaranteed minimum royalties, with $2 million due in 2005, $3 million in 2006 and $6 million in 2007. Total revenue for the comparable quarter of 2003 was $161,000, generating a gross profit of $148,000.

        For the six months ended June 30, 2004, Duraswitch recorded net income of $27,000, or $0.00 per share, compared to a net loss of $1.55 million, or $0.16 per share, for the six months ended June 30, 2003. Revenue for the six months ended June 30, 2004 was $1.36 million, which generated a gross profit of $1.27 million. Revenue for the comparable six-month period in 2003 was $320,000, which generated a gross profit of $290,000.

        Bob Brilon, Duraswitch President and CEO, said, “We are excited that our cost-cutting initiatives and our relationship with Delphi have allowed us to achieve profitability. Most importantly though, while our financial results do not yet reflect a significant increase in non-Delphi revenue, we are encouraged by a continuous flow of new designs approved and projects in the works through our licensees. Design reviews in the first half of the year reflect growing business through current customers for applications such as gas pumps and restaurant equipment. Licensees are also broadening our potential revenue base with new customers in medical, industrial controls and vending.”

        New design reviews through licensees remained steady compared to Duraswitch’s previous quarter. Designs during the quarter include stage light controls, fitness equipment, vending machines, commercial oven controls, communication devices, military equipment, front panels for ships, medical devices and test/measurement devices as well as multiple projects for industrial controls and automation.

        For the first six months of 2004, total operating expenses were $1.26 million, compared to $1.83 million for the first six months of 2003. Duraswitch reported $3.07 million in cash at June 30, 2004 and no debt. The June 30, 2004 cash position does not reflect the $1 million Delphi payment, which was received in July 2004.

        “We are continuing to add to the base network that has been built,” Brilon continued. “Our technology’s application successes are driving the interest from potential additional licensees that will broaden awareness for Duraswitch technologies in new markets. We expect this trend to continue as more manufacturers adopt the Duraswitch technology for their products. We continue to seek out strategic technology alliances, expanding our marketing reach and providing materials sourcing for licensees. We will also continue our direct marketing efforts to key industries to further the commercialization of our patented technologies.”

About Duraswitch

        Duraswitch is a licensor of patented, enabling technologies. The company was founded on a novel new electronic switch technology — pushbuttons, rotary dials, mouse controls — that can be used in a wide range of applications. Licensing its intellectual property to established switch manufacturers and OEMs, Duraswitch brings together its expertise in switch design with their marketing and manufacturing capabilities. Duraswitch has executed license agreements with 29 manufacturers worldwide including Siemens AG and Delphi Corp., and formed technology alliances with manufacturers of complementary products including Three-Five Systems and FLEXcon. With this global network, Duraswitch’s business model can easily be used to take additional innovative technologies to commercialization partners. Visit www.duraswitch.com or call 480.586.3300 for more information.

        This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding licensees’ ability to successfully market and manufacture products using our technologies, increasing revenues through the commercialization of designs through our licensees, the potential for new licensee partners, and our efforts to increase commercialization through direct marketing efforts. Risks and uncertainties that could cause results of operations to differ materially from those projected include lack of market acceptance of our technologies, underestimating the length of time required to develop sufficient licensing revenue to create a net profit, unanticipated expenses related to protecting our intellectual property, increased sales and marketing expenses and other uncertainties described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year-ended December 31, 2003. These forward-looking statements represent our beliefs as of the date of the press release and we disclaim any intent or obligation to update these forward-looking statements.

DURASWITCH INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
NET LICENSING REVENUE:	$1,179,615	$ 161,245	$1,359,260	$ 320,272
COST OF GOODS SOLD:	49,071	13,523	87,784	30,576
Gross profit	1,130,544	147,722	1,271,476	289,696
OPERATING EXPENSES:
Selling, general and
administrative	576,296	646,511	1,013,874	1,221,099
Research, development
and commercial
application engineering	115,959	294,449	247,488	604,889
Total operating
expenses	692,255	940,960	1,261,362	1,825,988
INCOME (LOSS) FROM
OPERATIONS	438,289	(793,238)	10,114	(1,536,292)
OTHER INCOME (EXPENSE) -
Net	8,150	(27,804)	16,545	(9,577)
NET INCOME (LOSS)	$ 446,439	$ (821,042)	$ 26,659	$(1,545,869)
NET INCOME (LOSS) PER
COMMON SHARE:
BASIC AND DILUTED	$ 0.05	$ (0.09)	$ —	$ (0.16)
WEIGHTED AVERAGE SHARES
OUTSTANDING:
BASIC	9,598,525	9,613,927	9,595,209	9,609,333
DILUTED	9,733,643	9,613,927	9,729,901	9,609,333

CONDENSED CONSOLIDATED BALANCE SHEET DATA

	June 30, 2004 (Unaudited)	December 31, 2003
Cash and cash equivalents	$3,069,508	$4,256,978
Total assets	6,152,221	6,243,304
Long-term debt, net of current portion	—	—
Total stockholders' equity	$4,416,084	$4,372,995

SOURCE Duraswitch

        -0-          08/05/2004

        /CONTACT: Heather Beshears, Vice President, Corporate Communications of Duraswitch Industries, Inc., +1-480-586-3357, heather@duraswitch.com/

        /Web site: http://www.duraswitch.com /

        (DSWT)

CO: Duraswitch
ST: Arizona
IN: CPR ECP OTC
SU: ERN